Contact:
Crocker Coulson, President	Warren Wang, Chief Financial Officer
CCG Investor Relations	Zhongpin Inc.
646-213-1915	86-10-82861788
crocker.coulson@ccgir.com	ir@zhongpin.com
www.ccgirasia.com	www.zpfood.com

For Immediate Release

Zhongpin Leases New Pork Facility in Jilin Province

Changge City, Henan Province, China – December 30, 2008 – Zhongpin Inc. (NASDAQ: HOGS) (“Zhongpin”), a leading meat and food processing company in the People’s Republic of China (“PRC”), today announced that on December 30, 2008, it entered into an agreement with Jilin Huazheng Agriculture and Animal Husbandry Development Co., Ltd. to lease a pork production facility in the city of Gongzhuling, Jilin Province. Zhongpin plans to move part of its chilled and frozen pork production capacity to Jilin Province.

The newly-leased facility has an annual chilled and frozen pork production capacity of approximately 30,000 metric tons. Zhongpin plans to use about 70% of the capacity for the production of chilled pork products and the remaining 30% for frozen pork products. Jilin Province is one of China’s major corn producing regions and has an abundant supply of hogs, which should help facilitate Zhongpin’s penetration into some major cities in Northeastern China, such as Changchun, Jilin and Shenyang. The leased facility has state-of-the-art equipment in place that utilizes advanced processing technology, and the additional production capacity is expected to generate sales revenue immediately.

Zhongpin’s management has decided to terminate in mid-January its lease for Zhongpin’s existing chilled and frozen pork facility in Hailun City, Heilongjiang Province, which has an annual capacity of 28,800 metric tons for chilled and frozen pork products. This facility was initially leased to facilitate the Company’s export business due to its convenient access to an export port to Russia. However, Zhongpin has now shifted its focus to the higher-margin domestic market as the strategic value of this facility has declined. As a result of the new lease and the termination of the existing lease, the total annual capacity of chilled and frozen pork products will be 418,760 metric tons after the transition is completed. Following termination of the lease agreement, Zhongpin’s subsidiary, Heilongjiang Zhongpin, will be transitioned into a trading entity, focusing on market development and cold chain logistics in Northern China. The capacity relocation is not expected to negatively impact Zhongpin’s sales performance during the first quarter of 2009, particularly during the upcoming Chinese Spring Festival in January 2009.

“We believe that the decision to strategically relocate a portion of our chilled and frozen pork capacity will benefit our future growth. We have observed that China’s domestic demand for high-quality pork products has been relatively unaffected by the global economic crisis, as compared with overseas markets, which validates our deliberate focus on the domestic market and bodes well for our continued success,” commented Mr. Xianfu Zhu, CEO of Zhongpin Inc. “We are confident that the relocation to Jilin Province will facilitate our access to the major developed cities in Northern China and the initiation of the new facility demonstrates our progress in consolidating the market in Northern China, which will increase our market coverage in this region. With the help of dedicated production bases in Tianjin City, Heibei Province and Jilin Province, we expect to expand our market share in the Northern region and strengthen Zhongpin’s brand image.”

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and fruits and vegetables, in the PRC. Its distribution network in the PRC spans 24 provinces and includes over 2,995 retail outlets. Zhongpin’s export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Investor Relations directly or go to Zhongpin’s website at www.zpfood.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company's planned manufacturing capacity expansion in 2008 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but these projections also involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as, unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.
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